UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 24, 2010

BCO HYDROCARBON LTD.
(Exact name of registrant as specified in its charter)

Nevada	000-53598	26-3261559
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8520 NE 25th Street, Clyde Hill, WA	98004-1645
(Address of principal executive offices)	(Zip Code)

(888) 221-7181
Registrant’s telephone number, including area code

Not applicable
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 24, 2010, the Company, Malcolm Albery, its president and sole director (“MA”) and  Dieter Sauer, Jr. (“DS”) entered into an Agreement and Plan of Reorganization, dated as of June 23, 2010 (the “Agreement”) which provides: (a) for the purchase by DS of all of the 39,182,500 shares of the Company owned by MA to DS for $55,200.00; (b) the contribution by DS of all of the shares of Sauer Energy, Inc., a California corporation (“SEI”) to the Company; (c) the assignment of certain patent rights related to wind turbine technology held by DS to the Company; and (d) the election of DS to the Company’s board of directors.  The consummation of the transactions contemplated by the Agreement is subject to the parties’ due diligence and certain legal conditions.

SEI is a development stage company engaged in the design and manufacture of vertical axis wind turbine (VAWT) systems.  Management believes that SEI’s innovative design and utility makes it highly efficient and cost effective to own and operate.  These VWATs will be designed to be sold as a kit to be mounted on a typical house or small building.  Upon the consummation of the transactions contemplated by the Agreement, the Company will become engaged in the business of SEI, but the Company will require substantial additional capital to complete the development stage.  Management can give no assurance that any additional capital will be raised or that SEI’s VAWT’s will be successfully marketed or that, if marketed, they can be marketed profitably.   The Company does not have any commitments to raise additional capital.

Item 9.01   Financial Statements and Exhibits

Exhibits:

Exhibit number	Description
10.1	Agreement and Plan of Reorganization, dated as of June 23, 2010	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BCO HYDROCARBON LTD.
June 25, 2010	By: /s/ Malcolm Albery
Malcolm Albery Director and President